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                                                                 EXHIBIT 99.1


          THIS AMENDMENT NO. 1 TO INVESTMENT AGREEMENT, dated as of February 3, 1998 (this "Amendment"), amends the Investment Agreement, dated as of January 12, 1998 (the "Investment Agreement"), between CDR-PC Acquisition, L.L.C., a Delaware limited liability company ("Purchaser"), and U.S. Office Products Company, a Delaware corporation (the "Company").

          1. Paragraph (a) of the fourth recital to the Investment Agreement shall be restated in its entirety as set forth below:

          (a) Purchaser wishes to purchase from the Company, and the Company wishes to sell to Purchaser, shares of Common Stock and warrants having the terms and conditions set forth in Exhibit 1 (the "Special Warrants") entitling the holder thereof to purchase shares of Common Stock together representing 24.9% of the shares of Common Stock as of the Closing Date (as herein defined) that would be outstanding after giving effect to the issuance of such shares (and assuming the conversion into Common Stock of all of the Company's issued and outstanding 5 1/2% Convertible Subordinated Notes Due 2001 issued pursuant to an Indenture, dated as of February 7, 1996, between the Company and State Street Bank and Trust Company (the "2001 Notes") that are outstanding on the Closing Date, and after giving effect to the issuance of any Contingent Stock (as defined herein)), and warrants entitling the holder thereof to purchase one share of Common Stock for each share and Special Warrant so purchased on the terms and subject to the conditions set forth in Exhibit 2 (the "Warrants"), and

          2. Section 1.01 of the Investment Agreement shall be restated in its entirety as set forth below:

          SECTION 1.01 Purchase and Sale of Shares, Special Warrants and Warrants. Upon the terms and subject to the conditions set forth herein, the Company agrees to sell to Purchaser and Purchaser agrees to purchase from the Company for an aggregate purchase price of $270 million (the "Purchase Price") (a) shares of Common Stock representing 24.9% of the outstanding shares of Common Stock as of the Closing Date after giving effect to the issuance of such shares (the "Shares"), (b) Special Warrants representing the right to acquire a number of shares of Common Stock equal to the difference between (i) 24.9% of the sum of (A) the outstanding shares of Common Stock as of the Closing Date after giving effect to the issuance of the Shares and the exercise of the Special Warrants, and assuming the conversion into Common Stock of all the 2001 Notes outstanding on the Closing Date at the conversion price resulting from adjustments made as a result of the Tender Offer and the Distributions and (B) the number of any shares of Contingent Stock that are issued, and (ii) 24.9% of the outstanding shares of Common Stock as of the Closing Date after giving effect to the issuance of the Shares and (c) Warrants to purchase one share of Common


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     Stock for each Share so purchased and for each share into which the Special
     Warrants become exercisable.

          3. Section 12.02 of the Investment Agreement shall be amended by inserting, immediately following the definition of "Company Stockholder Approval", a new definition of "Contingent Stock", as set forth below:

          "Contingent Stock" means Common Stock issued after the Closing Date pursuant to (i) the Amendment to Stock Purchase Agreement, dated as of June 20, 1996, by and between the Company and Eric Watson or (ii) any security, option, warrant, call, subscription, right, contract, commitment, arrangement or understanding required to be disclosed on Schedule 3.01(d) but not disclosed thereon.

          4. Exhibit 1 to the Investment Agreement shall be restated in its entirety as set forth below:


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                              TERMS OF SPECIAL WARRANTS


Exercise Price:         $.01 per share.

Expiration Date:        12 years from date of issuance.

Exercisability:         To the extent of 24.9% of the sum of (A) the number
                        of shares of Common Stock issued upon conversion of the 2001 Notes, (B) the number of any shares of Contingent Stock that are issued, and (C) the number of shares of Common Stock issuable pursuant to this Special Warrant in respect of shares described in clauses (A) and (B) above; or after the second anniversary of the issuance of this Special Warrant, whichever is earlier.

Shares Subject to
Warrant: Equal to the number of shares of Common Stock that is the difference between (i) 24.9% of the sum of (A) the outstanding shares of Common Stock as of the Closing Date after giving effect to the issuance of the Shares and the exercise of this Special Warrant, and assuming the conversion into Common Stock of all the 2001 Notes outstanding on the Closing Date at the conversion price resulting from adjustments made as a result of the Tender Offer and the Distributions and
                        (B) the number of any shares of Contingent Stock that are issued, and (ii) 24.9% of the outstanding shares of Common Stock as of the Closing after giving effect to the issuance of the Shares.

Transferability:        Transferable to the same extent as Shares.

Cashless Exercise:      Permitted.

Antidilution
Protection:             Customary.

Registration
Rights:                 Same as for Shares.

Listing of
Warrants:               Upon request of Purchaser.

Listing of Shares
issuable upon exercise
of Warrants:            Prior to Closing.

Listing of Special
Covenants:              The Company will not be permitted to repurchase
                        Common Stock if as a result thereof the
                        exercisability of the Special Warrant will be limited.

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          IN WITNESS WHEREOF, Purchaser and the Company have caused this
Amendment to be duly executed as of the day and year first above written.

                              U.S. OFFICE PRODUCTS COMPANY

                              By: /s/ Thomas Morgan
                                  ----------------------
                                 Name:  Thomas Morgan
                                 Title: President, CEO


                              CDR-PC ACQUISITION, L.L.C.

                              By: /s/ Brian D. Finn
                                  -----------------
                                 Name:  Brian D. Finn
                                 Title: Executive Vice President



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